Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated January 20, 2022
Registration No. 333-239396
January 20, 2022

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12.6 11.2 11.2 12.2 11.9 13.7 11.0 11.1 12.3 11.7 2017 2018 2019 2020 2021Q3 8.4 8.4 8.3 8.9 8.3 9.2 8.3 8.2 9.0 8.2 2017 2018 2019 2020 2021Q3 8.0 8.0 8.3 8.8 8.8 8.8 7.9 8.3 8.8 8.7 2017 2018 2019 2020 2021Q3 12.0 10.7 10.7 11.6 11.3 13.1 10.5 10.6 11.6 11.2 2017 2018 2019 2020 2021Q3

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Return on Average Tangible Common Equity (ROATCE) Average shareholders' equity 276,586 $ 323,529 $ 474,256 $ 585,728 $ 649,031 $ 636,688 $ 725,879 $ Less: Average goodwill and intangible assets 2,292 4,503 69,177 98,291 96,209 96,439 94,669 Average tangible common equity 274,294 $ 319,026 $ 405,080 $ 487,437 $ 552,823 $ 540,250 $ 631,210 $ Net Income (loss) 23,303 $ 27,582 $ 42,958 $ 56,239 $ 84,369 $ 62,003 $ 85,635 $ Plus: Amortization of intangible assets expense 239 394 2,043 2,291 1,895 1,456 1,214 Less: Tax effect on amortization of intangible assets expense (69) (114) (592) (664) (550) (422) (352) Net Income (loss) available to common shareholders 23,473 $ 27,862 $ 44,408 $ 57,866 $ 85,714 $ 63,037 $ 86,497 $ Return on Average Equity(1) 8.4% 8.5% 9.1% 9.6% 13.0% 13.0% 15.7% Return on Average Tangible Common Equity(2) 8.6% 8.7% 11.0% 11.9% 15.5% 15.6% 18.3% Tax rate utilized for calculating tax effect on amortization 29.0% 29.0% 29.0% 29.0% 29.0% 29.0% 29.0% of intangible assets expense

Efficiency Ratio Total noninterest expense 80,994 $ 98,976 $ 127,075 $ 129,594 $ 125,778 $ 94,404 $ 108,522 $ Less: Amortization of intangible assets expense (239) (394) (2,043) (2,291) (1,895) (1,456) (1,214) Less: Merger-related expense - (2,620) (3,794) - - - (1,550) Less: FDIC insurance expense refund - - - 1,211 - - - Adjusted Noninterest expense 80,755 $ 95,962 $ 121,238 $ 128,514 $ 123,883 $ 92,948 $ 105,758 $ Net interest income 89,449 $ 113,618 $ 155,610 $ 169,954 $ 196,644 $ 144,932 $ 171,326 $ Plus: Total noninterest income 34,560 38,719 35,771 41,776 54,647 43,285 56,623 Less: Net gain (loss) from other real estate owned - - - (742) - - - Less: Net gain (loss) from securities - - - 316 - - - Adjusted Revenue 124,009 $ 152,337 $ 191,381 $ 211,304 $ 251,291 $ 188,217 $ 227,949 $ Efficiency Ratio 65.1% 63.0% 63.3% 60.8% 49.3% 49.4% 46.4%

Noninterest Expense to Average Assets Ratio Total noninterest expense 26,397 $ 25,582 $ 26,244 $ 25,042 $ 24,949 $ 25,784 $ 28,579 $ 28,868 $ 31,488 $ Less: Amortization of intangible assets expense (537) (526) (519) (492) (445) (439) (432) (410) (272) Less: Merger-related expense - - - - - - - (1,166) (384) Less: Legal recovery reclass - - - - - - - - - Less: FDIC insurance expense refund (1,211) - - - - - - - - Less: One-time Impairment of Interest Only Strip - - - - - - - - - Adjusted Noninterest expense 24,649 $ 25,056 $ 25,725 $ 24,550 $ 24,504 $ 25,345 $ 28,147 $ 27,292 $ 30,832 $ Less: Customer service expense (5,920) (4,266) (2,372) (1,622) (1,723) (1,728) (1,770) (2,353) (2,512) Adjusted Noninterest expense exc. customer service expense 18,729 $ 20,790 $ 23,353 $ 22,928 $ 22,781 $ 23,617 $ 26,377 $ 24,939 $ 28,320 $ Average Assets 6,203,150 6,298,180 6,325,356 6,740,157 7,012,084 6,710,191 7,074,136 7,449,361 7,922,934 Noninterest Expense to Average Assets Ratio 1.59% 1.59% 1.63% 1.46% 1.40% 1.51% 1.59% 1.47% 1.56% Noninterest Expense exc. Customer Service Expense 1.21% 1.32% 1.48% 1.36% 1.30% 1.41% 1.49% 1.34% 1.43%

Tangible Common Equity Ratio & Tangible Book Value Per Share Shareholders' equity 284,264 $ 394,951 $ 559,184 $ 613,869 $ 695,711 $ 766,831 $ Less: Goodwill and intangible assets 2,177 33,576 99,482 97,191 95,296 94,083 Tangible Common Equity 282,087 $ 361,375 $ 459,702 $ 516,678 $ 600,415 $ 672,748 $ Total assets 3,975,403 $ 4,541,185 $ 5,840,412 $ 6,314,436 $ 6,957,160 $ 7,735,063 $ Less: Goodwill and intangible assets 2,177 33,576 99,482 97,191 95,296 94,083 Tangible assets 3,973,226 $ 4,507,609 $ 5,740,930 $ 6,217,245 $ 6,861,864 $ 7,640,980 $ Equity to Asset Ratio 7.15% 8.70% 9.57% 9.72% 10.00% 9.91% Tangible Common Equity Ratio 7.10% 8.02% 8.01% 8.31% 8.75% 8.80% Book value per share $8.69 $10.34 $12.57 $13.74 $15.58 $17.06 Tangible book value per share $8.62 $9.46 $10.33 $11.57 $13.44 $14.96 Basic common shares outstanding 32,719,632 38,207,766 44,496,007 44,670,743 44,667,650 44,955,139